EXHIBIT 6A



                     OFFICE OF THE COMMISSIONER OF BASEBALL
                                245 Park Avenue
                               New York, NY 10167
                             Attn: Mr. Ralph Nelson
                            Vice President, Umpiring


                                                                February 2, 2001


                                LETTER AGREEMENT
                                ----------------

QuesTec.com
160B West Industry Court
Deer Park, New York 11729

Attn: Mr. Ed Plumacher

        Re: Umpire Evaluation and Testing System
            ------------------------------------

Dear Ed:

This letter agreement (the "Agreement") will confirm the terms and conditions under which the Office of the Commissioner of Baseball ("BOC") has engaged QuesTec.com ("QuesTec") to: (i) modify certain of its existing technology to implement the Umpire Evaluation and Training System described in the "Umpire Evaluation and Training System Prototype - Development Proposal" dated 15 September 2000 and annexed hereto as Attachment A (the "Proposal"), from Initial Prototype and Basic Prototype through Release 1.0 (all versions of such technology are hereinafter referred to, collectively, as the "System"; it being understood and agreed that certain components of the System are proprietary to Titan Systems Corporation Atlantic Aerospace Division ("Atlantic Aerospace") and are incorporated into the System under license from that entity, which has entered into a side letter agreement with BOC, attached hereto as Attachment C, with respect to such components. Notwithstanding the foregoing, the representations, warranties and covenants of QuesTec contained in this Agreement shall be with respect to the System as a whole); (ii) further develop the System beyond Release 1.0 on terms and conditions to be negotiated between the parties in good faith during the term hereof (the "Term"); (iii) install and operate the System using QuesTec personnel in such baseball parks and other locations as BOC shall reasonably request; and (iv) employ the System, and capture, process, and analyze the data and information captured thereby, and deliver the "Data Products" (as defined below) derived therefrom, to BOC on the timetable and on the schedule set forth herein and in Attachment B. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Proposal.

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 2


         1. Nature and Description of the System. The System will employ QuesTec's pitch tracking technology, and will be used to support the evaluation and training of umpires and such other purposes as BOC may reasonably determine consistent with the terms and conditions hereof; provided that such purposes do not directly or indirectly infringe on QuesTec's business; and provided further, if such other uses produce revenue for BOC, BOC agrees to share with QuesTec any net profits derived from such revenues in an amount and manner to be mutually agreed upon by the parties in their reasonable determination. The Initial Prototype of the System has been completed and is now being used for evaluation and testing purposes in the Arizona Fall League. The Basic Prototype, which will add (i) a mature scoring capability and database engine for information storage and retrieval and (ii) an integrated capability to produce a basic set of pre-defined Data Products (including summary charts and indexed video clips) will be delivered for field trials during Spring Training 2001, with deployment of the Basic Prototype in production mode beginning no later than Opening Day of Major League Baseball's 2001 season. The System version released to production operation on or before Opening Day shall be designated Release 1.0. QuesTec will continue to develop and refine the System beyond Release 1.0 based on the needs of BOC. The requirements, goals, cost, payment terms, and schedule for such follow-up development will be determined by mutual agreement of the parties from time to time during the Term. Further specifications and information concerning the System can be found in Attachment A hereto, as the same may be amended from time to time by written agreement of the parties during the Term. In the event of an inconsistency between the terms and conditions of this letter agreement and of its Attachments, the terms and conditions of this letter agreement will prevail.

         2. "Data Product" Deliverables. As noted above, a key purpose for the development and use of the System by BOC is BOC's desire to evaluate umpire performance in accurately determining balls and strikes during game situations and to obtain timely feedback information for use in training umpires to improve their pitch evaluation skills. QuesTec will install the System as provided herein at each location specified by BOC (it being understood and agreed that the first production system will be installed at one of the Major League stadiums in New York City) and provide the required number of trained personnel to operate the same in such locations during each game or other event designated by BOC. In addition, QuesTec will train up to five (5) BOC personnel (at BOC's reasonable expense) in the installation, testing, and operation of the System and the capture of the raw data and creation of the Data Products at such times and places as BOC may reasonably request. The raw data, described in Attachment B, captured by the QuesTec personnel operating the System will be processed by

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 3


QuesTec to provide a variety of "Data Products" which will be delivered to BOC in the manner and form described on Attachment B or in such other manner or format as the parties may agree form time to time. By way of summary, the initial set of standardized Data Products will include a (i) Pitch-by-Pitch Report; (ii) Pitch Location Chart, (iii) Call Accuracy Chart, (iv) Call Consistency Chart, and (v) Performance summary. Each of these Data Products is described in more detail in Attachment B hereto. Additional Data Products will be developed by QuesTec during the Term by mutual agreement with BOC.

         3. Ownership of the System and the Data Products.

            a. The System. Except as otherwise expressly set forth in Paragraph 8 hereof, BOC acknowledges and agrees that it will not, by virtue of this Agreement, obtain any ownership rights in or to the System.

            b. The Data Products. QuesTec hereby acknowledges and agrees that BOC shall be the exclusive owner throughout the world of all right, title and interest in and to the Data Products and the raw data on which they are based, as described in Attachment B, from time to time of the capture by the System of the latter and of the fixation in a tangible medium of expression of the former. This ownership shall be limited to uses consistent with the intended use of the information set forth herein. To the extent such exclusive ownership does not vest automatically in BOC by operation of law or other provisions of this Agreement, QuesTec hereby assigns to BOC any and all right, title and interest it and its agents or contractors may have to the same, agrees not to make any claims or assertions to the contrary, and further agrees not to use the raw data captured by the System or the Data Products for any purpose not authorized in writing by BOC prior to any such proposed use. In addition, QuesTec agrees to take such further action as BOC may deem reasonably necessary (at BOC's expense) to record and /or perfect BOC's exclusive worldwide ownership of the raw data captured hereunder and of the Data Products, and hereby irrevocably appoints BOC as its agent and attorney-in-fact to do the same on its behalf. QuesTec agrees not to make available to any person providing broadcasts (including cablecasts and distribution by satellite and other means) or webcasts of baseball games in the United States or Canada, any baseball-related system, technology, information or data with a resolution or accuracy similar to that of the System, without the prior written consent of BOC; provided, however, that the foregoing restriction shall not apply if its enforcement would be to QuesTec's commercial detriment because a third party had undertaken to provide such a system to such persons.

         4. Consideration. In consideration of the performance by QuesTec of its obligations hereunder, BOC shall pay QuesTec (a) a Prototype Development Fee;
(b) a Stadium Installation Fee; and (c) an Operations Fee, as follows:

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 4


               a. Initial Prototype, Basic Prototype and Release 1.0
                  Development Fee.

                  i. Three Hundred Twenty Thousand Dollars ($320,000.00) within ten (10) business days of the execution hereof;

                  ii.   One Hundred Thousand Dollars ($100,000.00) within ten
                        (10) business days of written certification by QuesTec of the successful testing and deployment of the "Basic Prototype" in production mode (full-time operation) in those locations agreed to by both parties and the certification by QuesTec that each such installation is available for use in production operating conditions; and

                  iii.  One Hundred Thousand Dollars ($100,000.00)] within ten
                        (10) business days of written certification by QuesTec of the testing and successful deployment of "Release 1.0" in production mode (full-time operation) in those locations agreed to by both parties and the certification by QuesTec that each such installation is available for use in production operating conditions.

               b. Stadium Installation Fee

                  Thirty Thousand Dollars ($30,000.) as follows: (i) Ten Thousand Dollars ($10,000.) Within ten (10) business days of the designation by BOC of a stadium in which the System is to be installed and (ii) an additional Twenty Thousand Dollars ($20,00.) within ten (10) business days of written certification by QuesTec of completion of the successful installation of all equipment required to operate the System in each such stadium and the testing and certification by QuesTec that such installation is available for use in production operating conditions.

               c. Operations Fee

                  Two Hundred Dollars ($200.) for each game in which the System is used successfully to produce the required Data Products, and Two Hundred Dollars ($200.) per day in which the System is used successfully to produce the required Data Products in a non-game context; provided that, in each case, such amounts shall be payable

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 5




                  to QuesTec in the event any such scheduled game or other event is not cancelled more than two hours prior to its scheduled beginning and QuesTec personnel have traveled to the location where such use of the System was scheduled.

               d. No Additional Charges

                  The foregoing items represent the entirety of BOC's financial obligations hereunder, and QuesTec acknowledges and agrees that BOC shall have no other obligations in such regard, including by way of example and not limitation, any obligation for the travel, lodging, out-of- pocket or other expenses of QuesTec personnel performing services hereunder.

         5.    Imprimatur

         The parties hereto will continue to discuss the possibility, but BOC shall have no obligation, to arrange to have QuesTec have the right to use the phrases "Official pitch measurement technology of Major League Baseball" or "Official pitch measurement technology provider to Major League Baseball," or a similar phrase as may be agreed by the parties, in advertising, press releases, and other media consistent with any guidelines of Major League Baseball governing the use thereof by authorized parties. In any event, in all advertising, press releases and references by Major League Baseball referring to the technology and data provided by QuesTec pursuant to this Agreement, BOC shall use its best efforts to prominently credit QuesTec with the production, development and operation of the System, technology and data which is the subject of this Agreement. In turn, QuesTec agrees not to make any public announcement or issue any press release mentioning Major League Baseball without BOC's prior written consent. BOC further agrees that QuesTec may disclose the terms of this Agreement when necessary to comply with the federal securities laws. Performance Warranty.

               a. QuesTec represents and warrants that each iteration of the System (including, but not limited to, the Initial Prototype, Basic Prototype, and Release 1.0) will conform in all respects and will operate in conformity with the specifications set forth in Attachment A (the "Specifications") under production operating conditions typical for playing baseball at that time of year in the stadium in which the System is installed, and that each and every Data Product will conform to the Specifications upon its delivery to BOC, in both cases during the Term (the "Performance Warranty").

               b. The obligations of QuesTec with respect to the Performance Warranty shall be as follows: In the event of any failure of the System to materially

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 6




conform in any respect or to operate in conformity with the Specifications or of the Data Products to conform to the Specifications during the Term, QuesTec will use its best efforts promptly to repair the same, it being understood and agreed that such repair shall be the highest priority activity for those QuesTec personnel assigned to the operation and/or maintenance of the System. In the event QuesTec is unable promptly to repair a material nonconformity of the System to meet the Specifications during the Term, BOC may, in its sole discretion, declare that such failure constitutes an Event of Default, and so notify QuesTec, in which case the provisions of Paragraph 11 hereof shall apply.

         6. Further QuesTec Representations and Warranties. QuesTec further represents and warrants that:

            a. it has all rights and licenses necessary for it to perform the services it has undertaken to perform hereunder and to deliver, install and operate the System, and to create and deliver each Data Product, including, without limitation, all necessary intellectual property and other property rights and licenses necessary therefor;

            b. neither the performance by QuesTec of the services it has undertaken hereunder, or the delivery by QuesTec of the System or of the raw data or any Data Product to BOC, will infringe the copyright, trademark, trade secret, patent or other rights of any third party;

            c. neither its execution of this Agreement nor its performance of its obligations hereunder will violate any agreement between QuesTec and any third party; and

            d. QuesTec's services will be performed in a professional and workmanlike manner and shall conform without material deviation to the specifications agreed upon by the parties from time to time.

         7. BOC Representations and Warranties. BOC represents and warrants that neither its execution of this Agreement nor its performance of its obligations hereunder will violate any agreement between it and any third party or of any collective bargaining agreement to which its is a party.

         8. Security Interest in System; Source Code Escrow.

            a. Security Interest in System. To secure the complete and timely satisfaction of all of its obligations hereunder, QuesTec hereby grants, conveys and

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 7


               assigns to BOC, as and by way of a first mortgage and security interest having priority over all other security interests, with power of sale, to the extent permitted by law, only upon the occurrence of an Event of Default, all of QuesTec's right, title and interest in and to all of its now owned or existing and hereafter acquired or arising (i) tangible embodiments of the System, and (ii) all of the equipment used in connection with the operation of the System wherever located. The items subject to the security interest set forth in the preceding sentence are hereinafter referred to as the "Collateral". QuesTec represents and warrants that the Collateral is and shall remain during the Term, free and clear of any and all other liens, claims, encumbrances and the like and that it has full authority to use the same as collateral and agrees to defend the Collateral against all other persons who, at any time, may claim an interest in it. QuesTec will not assign, transfer, sell or otherwise dispose of any item of the Collateral without the prior written consent of BOC which shall not be unreasonably withheld. The foregoing assignment is made for collateral purposes only. Upon performance in full by QuesTec of its obligations hereunder, all remaining right, title and interest in and to the Collateral shall automatically revert to QuesTec.

            b. Source Code Escrow.

               (a) For the purposes hereof, the Collateral will include the
            "Source Code" to the System, where such source code is owned by QuesTec, delivered to the "Escrow Agent" described below plus any pertinent commentary or explanation that may be necessary to render the Source Code understandable and usable by a trained computer programming expert. The Source Code shall include system documentation, statements or principles of operation and schematics, all as necessary or useful for the effective understanding and use of the Source Code. Insofar as the "development environment" used by QuesTec for the development, maintenance, and implementation of the Source Code includes any device, programming or documentation not commercially available to BOC on reasonable terms, through readily known sources other than QuesTec, the Source Code shall include all such devices, programming or documentation. The foregoing reference in this Section 9(b) to "Development environment" is intended to apply to any programs, including compilers, "workbenches", tools, and higher-level (or "proprietary") languages used by QuesTec for the development, maintenance, and implementation of the Source Code with the exception of any and all programming or documentation provided by Atlantic Aerospace.

               (b) QuesTec agrees to place the Source Code to the System in escrow with an escrow agent mutually agreeable to the parties (the "Escrow Agent") no later than ten (10) business days from the execution of the escrow agreement described below, and to update such deposits from time to time upon any material changes to the System,

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 8




            in all cases for the benefit of BOC on the terms and conditions hereof and of a source code escrow agreement containing terms and conditions hereof and of a source code escrow agreement containing terms and conditions usual to such agreements and executed by the parties no later than ten (10) business days form the execution of this Agreement. The Source Code shall be released to BOC on the occurrence of any event of Default by QuesTec, and BOC shall be free itself to use (and to authorize its agents and contractors to use) the same solely for the purposes for which the System is being operated hereunder. BOC's rights to do so shall be irrevocable, royalty-free, and worldwide, for a term equal to the remaining term of the agreement at the time of the Event of Default.

         9. Term; Affiliate Pricing. This Agreement shall be effective as of the date hereof and shall continue in force and effect for a period of five (5) years unless sooner extended or terminated under the provisions hereof. QuesTec agrees that it will offer MLB Advanced Media, L.P. ("MLBAM"), an affiliate of BOC, the opportunity to purchase, and will provide to such entity, such Internet-related services as MLBAM may request and as QuesTec may provide to other third parties (including goods and services such as those provided by QuesTec for the Official Site of Major League Baseball during the 1998-2000 period) for a price and on terms and conditions no less favorable to MLBAM than those granted by QuesTec to any other third party for a period of ninety (90) days prior to such grant. In consideration for the foregoing, BOC agrees to use the System in a minimum of two thousand (2,000) games during the five-year term hereof.

         10. Events of Default; Remedies Upon Default.

             a. It shall be considered an event of default under this Agreement (an "Event of Default") if (i) QuesTec is the subject of a notice of default under Paragraph 6(b) hereof, (ii) either party commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or any state bankruptcy laws, or becomes insolvent, or if any substantial part of its property becomes subject to any levy, seizure, assignment or application for sale which shall not have been dismissed within thirty (30) days or (iii) either party has materially breached any of its representations, warranties or covenants or failed materially to perform any of its other obligations hereunder (other than the obligations of QuesTec with respect to which a notice of default under Paragraph 5(b) hereof may be issued) for a period of thirty (30) days after notice thereof.

             b. Either party may provide the other with a notice of termination if the other party shall have committed an Event of Default hereunder by setting forth the nature of such Event of Default and the effective date of such termination in accordance with the applicable grace periods set forth in subparagraph (a) above. Any such notice shall become effective in accordance with its terms. In the event of any such termination,

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 9


the parties will have no continuing contractual obligations to one another other than those obligations expressly surviving termination or expiration of this Agreement, and those contractual obligations relating to the orderly disengagement of their relationship, and to return to one another the confidential or proprietary materials of the other in their possession.

         11. Survival of Representations and Warranties and of Certain Other Provisions. Notwithstanding anything to the contrary contained herein, the obligation of BOC to make payments to QuesTec of amounts already accrued and not yet paid and the respective representations, warranties and obligations of indemnification of the parties contained in this Agreement, or in any documents delivered pursuant to the provisions of this Agreement, shall survive the execution of this Agreement, any termination thereof, and any examination made by or on behalf of the parties hereto, for a period of five (5) years after any such termination. In addition, the provisions of Sections 3, 4, 8, 10, 12, 13, 14, 15, 16, 17, 18, 22 and 24 shall survive expiration or termination of this Agreement for a like period.

         12. Indemnification.

             a. Each of the parties hereby agrees to indemnify the other and the respective owners, general and limited partners, officers, directors, employees, shareholders, successors and permitted assigns of each of them, and to hold each of them harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses (collectively, "Losses") asserted against, imposed upon or incurred by any of them, resulting from any breach of or any inaccuracy in its representations and warranties, or any breach, non-fulfillment or default in the performance of its covenants and agreements contained in this Agreement, or in any certificate or document delivered by it pursuant to the provisions hereof. QuesTec's indemnification obligations shall also extend to any Losses incurred by the BOC indemnification parties resulting from any claim of infringement or other violation of the rights of any third party with respect to the System, the raw data or any of the Data Products.

             b. Without limiting the generality of the foregoing, the party who may be obligated to provide indemnification hereunder (the "Indemnifying Party") will, in addition to its obligations of indemnification set forth in Section 12(a) hereof, defend the party claiming the right of indemnification (the "Indemnified Party"), and have the exclusive right, if it so chooses, to control and direct the investigation, defense, or settlement of claims subject to indemnification, provided that any such settlement shall

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 10


be subject to the consent of the Indemnified Party as shall any settlement which materially adversely affects the Indemnified Party's commercial interests.

         13. Insurance. Without limiting any other obligation or liability of either party under this Agreement, QuesTec agrees that upon execution of this Agreement, through its entire effective period, and for not less than six (6) months thereafter, it shall procure and maintain insurance coverages with terms and conditions and limits that are reasonable and prudent in the context of its business in general and this Agreement in particular, but in no event less than those specified below.

             a. Commercial General Liability Insurance with limits per occurrence, of not less than One Million Dollars ($1,000,000) and Two Million Dollars ($2,000,000) in the aggregate, shall cover liability arising from operations, personal injury and advertising injury, and liability assumed under an insured contract, including tort liability of another assumed in a business contract.

              b. Automobile Liability Insurance with limits of not less than One Million Dollars ($1,000,000) for each accident. Such insurance shall cover liability arising out of any auto, including owned, hired and non-owned autos.

              c. Workers: Compensation and Employers' Liability Insurance with statutory limits for Workers' Compensation as applicable in any state in which QuesTec is required to carry such insurance and Employers' Liability limits of not less than One Million Dollars ($1,000,000).

              d. Umbrella Liability Insurance, in excess of 1, 2 & 3 above, with limits of not less than Nine Million Dollars ($9,000,000) per occurrence and in the aggregate.

              e. Commercial personal property insurance shall, at a minimum, cover perils under the ISO special causes of loss form. The amount of insurance shall cover the replacement cost of the property insured.

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 11


              f. The policy(ies) of insurance procured and maintained as required by this Agreement shall include a waiver of subrogation in favor of BOC and all of its affiliated entities.

              g. The policy(ies) of insurance procured and maintained as required by this Agreement, with the exception of Workers' Compensation and Employers' Liability Insurance, shall defend and designate BOC and all of its affiliated entities as "Additional Insureds", along with BOC's trustees, directors, officers, members, employees, agents and representatives, with respect to the activities of QuestTec pursuant of incidential to this Agreement.

              h. In the event that Insurance limits required by this Agreement are reduced by claims to a level that are required, QuesTec shall inform BOC and, at QuesTec's own expense, replenish such limits.

              i. Upon presentation of a fully executed Agreement, QuesTec agrees to provide a certificate(s) of insurance from its insurance carrier(s). Certificates of insurance shall be renewed annually and forwarded to BOC's Finance Department. Certificates shall be accompanied by a copy of the respective Additional Insured endorsements and other endorsement; as necessary to demonstrate that all required conditions have been met. In lieu of provision of the endorsements, a party may provide a certified statement from its insurance carrier(s) that such condition(s) have been met by the policies. All required policies of insurance must contain a provision mandating thirty (30) days written notice to BOC of cancellations, if canceled prior to expiration (except for non-payment of a premium which may be not less than ten (10) days), non-renewal. or material change affecting this Agreement.

              j. Each insurance policy that is required under this Schedule shall be from insurance carrier(s) qualified to conduct business in the State(s) in which QuesTec conducts business pursuant to this Agreement. Carriers issuing General Liability and Automobile Liability Insurance, as required above, shall have an A.M. Best rating of at least B++ VIII.

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 12


         14. Confidentiality

         Each of the parties hereby acknowledges that in the course of performing its obligations hereunder the other may disclose to it certain information and know-how of a technical, financial, operational or other sort, which the disclosing party has identified as confidential, that is non-public and otherwise confidential or proprietary to the disclosing party. Each party acknowledges that any such proprietary or confidential information (which, in the case of BOC, will include without limitation and in all events, the Data Products and the raw data on which they are based, which, though captured and analyzed by QuesTec, shall be considered the confidential and proprietary information of BOC) is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by it. Each party therefore agrees to keep in strict confidence and trust all such information, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party (other than their respective affiliates, financial advisors and consultants, each of whom shall have undertaken in writing to be bound by the confidentiality provisions hereof before any disclosure to them) for any purpose without the prior consent of the other. Each of the parties agrees that because of the extraordinary nature of such information, the disclosing party would not have an adequate remedy at law in the event of the other party's breach or threatened breach of its nondisclosure obligations, and that it would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event of a breach or threatened breach of the obligations of confidentiality set forth in this section, in addition to and not in lieu of any legal or other remedies such party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or thr4atended breach. In any proceeding upon a motion for such equitable relief, a party's ability to answer in damages shall not be a bar, and shall not be interposed as a defense, to the granting of such equitable relief. The provisions of this section shall survive the termination of this Agreement for any reason. The provisions of this Section shall not apply to any information identified as confidential if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party's possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party, or (iv) known to the receiving party free of restriction at the time of such disclosure as evidenced by documentation in such party's possession. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 13


another all confidential information of the other in their possession. Included within the definition of "confidential information" hereunder are the relationship of the parties hereto and the existence and terms and conditions of this Agreement. Neither party may issue any public statement concerning the foregoing (including, by way of example and not limitation, by way of a press release or other statement) without the prior written consent of the other. Without limiting the generality of the foregoing, BOC agrees that QuesTec may issue a press release announcing execution of this Agreement after BOC has reviewed and consented to the contents thereof, and may from time to time thereafter use BOC as a customer reference in QuesTec's list of customers.

         16. Remedies Cumulative. The remedies provided by this Agreement are not intended to be exclusive. Each shall be cumulative and shall be in addition to all other remedies available to either party under law or equity.

         17. Further Assurances. Each party agrees to execute, acknowledge, file, and record such further documents and do such further acts and things as may be required hereunder or as shall be reasonably necessary to carry out the intent and purposes of this Agreement.

         18. Governing Law. this Agreement shall be construed in accordance with the laws of the State of New York, without reference to the conflict of laws provisions thereof. Each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of any court of competent jurisdiction located in New York County, New York, in any action, suit or proceeding brought against it by the other party under this Agreement.

         19. Entire Agreement. This Agreement and its Attachments together constitute the complete understanding and agreement of the parties with respect to the subject matter hereof, and supersede all prior communications with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both parties. No agent of any party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

         20. Counterparts. This Agreement may be executed in counterparts all of which together shall be deemed one and the same Agreement.

         21. Parties Independent Contractors. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and neither shall have the power or authority to bind of obligate the other in any manner not expressly set forth herein.

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 14


         22. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         23. No Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to. or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach

         24. Assignment. QuesTec may not assign this Agreement without the prior express written consent of BOC which shall not be unreasonably withheld. BOC, in its sole discretion, may assign this Agreement to any if its affiliates. This Agreement shall inure to the benefit of the parties hereto, their successors, and permitted assigns.

         25. Notices. all notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt (ii) five (5) days after posting by certified air mail, postage prepaid, return receipt requested,
(iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day, if delivered by a recognized international overnight commercial courier, such as Federal Express or DHL, addressed in each instance to the parties at the following addresses (or at such other addresses as shall be given by either of the parties to the other in accordance with this Paragraph):

             If to BOC:


             Office of the Commissioner of Baseball
             245 Park Avenue
             New York, N.Y. 10167
             Attn: Mr. Ralph Nelson, Vice President, Umpiring (with a required copy to General Counsel, Office of the Commissioner of Baseball, at the same address)
             Tel: (212) 931-7576
             Fax: (212) 949-5697

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 15


             If to QuestTec:

             QuesTec.com
             160B west Industry Court
             Deer park, NY 11729
             Attn: Edward J. Plumacher
             Tel: (631) 243-1880
             Fax: (631) 243-2014

             With copy to:

             David L. Smith
             Rand Rosenzweig Smith Radley Gordon & Burstein LLP
             605 Third Avenue--24th Floor
             New York, NY 10258
             Tel: (212) 687-7070
             Fax: (212) 557-1475

         26. Force Majeure. Neither party shall be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays are due to circumstances beyond its control, including acts of God, strikes, riots, acts of war, or governmental regulations enforced after the date hereof; provided that the term of this agreement shall be automatically extended for an amount of time equal to any such delay to ensure that each of the parties receives the benefit of its bargain hereunder.

         If you are in agreement with the foregoing, kindly sign and return the enclosed copy of this letter, whereupon it will become a binding agreement between us.


                                                Very truly yours,


                                                OFFICE OF THE COMMISSIONER OF
                                                BASEBALL




                                                By: /s/ Ralph Nelson
                                                    ----------------------------
                                                Name:  Ralph Nelson
                                                Title: Vice President, Umpiring

ACCEPTED AND AGREED:

Mr. Ed Plumacher                                                LETTER AGREEMENT
QuesTec.com                                                     ----------------
February 2, 2001
Page 16


QUESTEC.COM, INC.





By: /s/ Edward J. Plumacher
    ------------------------------------
    Name:  Edward J. Plumacher
    Title: Founder




By: /s/ Phillip Albanese
    ------------------------------------
    Name:  Phillip Albanese
    Title: Managing Director

                                                                    ATTACHMENT A
                                                                    ------------


                Umpire Evaluation and Training System Prototype


                              Development Proposal

                               15 September 2000







                                  Prepared for

                             Major League Baseball

                                       By

                                  QuesTec.com

                                 Deer Park, NY

             Point of Contact: Edward J. Plumacher (ed@questec.com)

                                                                    ATTACHMENT A
                                                                    ------------


Introduction

         This proposal is for the development of a prototype of an Umpire Evaluation and Training System using QuesTec.com's proprietary pitch tracking technology. The system is intended to support the evaluation of umpire performance in accurately determining balls and strike during game situations and providing timely feedback for use in training umpires to improve their pitch evaluation skills.

Functional Specification

Development Phases

         The system will be developed using a phased approach. The phases will be:

         Initial Prototype - This phase will include mature tracking and measurement capability but only rudimentary scoring and data product creation capability. The intent of this phase is to provide an initial look at the technology to begin the familiarization and acceptance process. This phase will be delivered in mid-October 2000 for evaluation during the Arizona Fall League.

         Basic Prototype - This phase will add a mature scoring capability and database engine for information storage and retrieval and an integrated capability to produce a basic set of pre-defined data projects including summary charts and indexed video clips. The intent of this phase is to provide an initial operational configuration that can be used for data collection and data product creation by trained operators and to provide the context for discussion and definition of additional capability and user requirements. This phase will be delivered for field trials during Spring Training 2001 and limited deployment beginning on Opening Day 2001.

         Release 1.0 - This phase will add additional functionality to the data collection segment and introduce an end-user application for display, manipulation, and evaluation of the data. The intent of this release is to allow full deployment of a complete end-to-end data collection, dissemination, and application suite suitable for widespread use throughout the umpire community. The cost and schedule for this phase will be determined by the requirements defined using the Basic Prototype. Tentatively, this phase will be delivered in the second half of the 2001 Season.

                                                                    ATTACHMENT A
                                                                    ------------


Additional Release - Follow-on phases of development will be defined based on the needs of the user community and the desires of Major League Baseball for expanded capability. The requirements, goals, cost, and schedule for these phases will be determined during preceding phases.


Initial Prototype Functionality

         The focus of the Initial Prototype will be tracking accuracy and capability to demonstrate the potential use of the technology for umpire training through selected data products. The Initial Prototype system architecture is shown in Figure 1. The key elements of the Initial Prototype are:


|--------------|
| First Base   |
|  Tracking    |---|
|   Camera     |   |           |--------------|       |---------------|
|--------------|   |           |              |       |               |
                   |           |Pitch Tracking|       |               |----|
                   |-----------|  Application |-------|   Scoring     |    |
                   |           |              |       |               |    |
                   |           |--------------|       |---------------|    |
|--------------|   |                  |                                    |
|  Third Base  |   |                  |                                    |
|   Tracking   |---|                  |                                    |
|   Camera     |        |-------------|                                    |   |--------------|    |-------------|    |------------|
|--------------|        |                                                  |   |              |    |             |    |            |
                        |                                                  |   |              |    |    Chart    |    |   Data     |
                        |                                                  |---|Data Reduction|----| Generation  |----| Packaging  |
                        |                                                  |   |              |    |             |    |            |
                        |                                                  |   |--------------|    |-------------|    |------------|
|--------------|        |                                                  |                                                |
|  Low First   |        |                                                  |                                                |
|   Strike     |        |                                                  |                                                |
| Zone Camera  |---|    |                                                  |                                                |
|--------------|   |    |      |--------------|       |---------------|    |                                                |
                   |    |      |              |       |               |    |                                                |
                   |    |      |    Batter    |       |  Strike Zone  |    |                                                |
                   |----|------|   Snapshots  |-------| Normalization |----|                                                |
                   |    |      |              |       |               |                                                     |
|--------------|   |    |      |--------------|       |---------------|                                                     |
|   Low Third  |   |    |                                                                                                   |
| Strike Zoone |---|    |                                                                                                   |
|    Camera    |        |                                                                                                   |
|--------------|        |                                                                                                   |
                        |                                                                                                   |
                        |                                                                                                   |
                        |                                                                                                   |
                        |                                                                                                   |
|--------------|        |                                                                                                   |
| Center Field |        |                                                                                                   |
| Camera (from |---|    |                                                                                                   |
| broadcaster) |   |    |      |--------------|       |---------------|                                                     |
|--------------|   |    |      |              |       |  Video Clip   |                                                     |
                   |    |      |   SVHS VTR   |       | Capture (post |-----------------------------------------------------|
                   |----|------|              |-------|     game)     |
                   |    |      |              |       |               |
                   |    |      |--------------|       |---------------|
|--------------|   |    |
|   TimeCode   |---|----|
|    (from     |---|
| broadcaster) |
|--------------|


              Figure 1. Initial Prototype Functional Architecture

         Tracking and Scoring Segment - This segment collects the raw data used for data product generation.

         Data Reduction Segment - This segment reduces the overall volume of information to the data of specific relevance to the umpiring function by removing data

                                                                    ATTACHMENT A
                                                                    ------------


related to pitches not called by the plate umpire and be determining the correct strike zone for each called pitch.

         Data Product Generation - This segment processes the reduced data to produce a standardized set of data products including a Pitch-by-Pitch Report, Pitch Location Chart, Call Accuracy Chart, Call Consistency Chart, and a Performance Summary.

         The Pitch-by-Pitch Report will present the summary data in tabular form with indexes to video clips of each pitch. The video indexing capability may be limited to samples sufficient to show the intended capability. The Pitch Location Chart will show the actual location of each pitch relative to a normalized strike zone with color coding to show the call made on that pitch. The Call Accuracy Chart will show a colored representation of the accuracy of calls made in areas in and around the strike zone. The Call Consistency Chart will be similar to the Call Accuracy Chart but keyed to show call consistency in each area in and around the strike zone. The Performance Summary will be a text summary of key statistics drawn from the other data products such as Overall Accuracy, Overall Consistency, etc. Each of these products will be provided as hardcopy output from the Initial Prototype (later phases will generate these products on demand in soft or hard copy). The preparation of data products may take as much as 1 - 3 hours to prepare for the Initial Prototype. Video clips, in particular, may be time-consuming initially. The goal will be delivery of charts within 30 minutes of game end.

Basic Prototype Functionality

         The Basic Prototype will have similar functionality to the Initial Prototype. The key differences will include fully supported video clip indexing, on-demand data product generation, a true database engine capable of storing and processing data across multiple games, and semi-automated data reduction allowing dissemination of a complete data package within a goal of 30 minutes post-game.

Statement of Work

         This effort includes four tasks:

         Task 1. Initial Prototype - This task includes the development of the Initial Prototype system, as defined in the Functional Specification, suitable for live testing and

                                                                    ATTACHMENT A
                                                                    ------------


evaluation of the technology. QuesTec.com shall develop and deliver the initial prototype to a mutually agreed venue that is part of the Arizona Fall League during mid-October 2000. The Initial Prototype shall be capable of automatically determining the terminal location of any tracked pitch with a Root Mean Square
(RMS) error of no more than 0.5 inch under reasonable test conditions. The terminal location shall be defined as the point where the pitch path crosses the plane determined as the back of the strike zone by the location of the tip of home plate.

         Task 2. Arizona Fall League Testing - This task will include testing and operation of the Initial Prototype at the selected venue during the period from delivery through mid-November 2000. QuesTec.com will furnish sufficient staff onsite during this interval to install, test, and operate the system on a daily basis.

         Task 3. Basic Prototype Development - This task includes the development of the Basic Prototype as defined in the Functional Specification. The Basic Prototype shall be delivered and installed at a mutually agreed venue at the start of Spring Training 2001. A schedule for testing, evaluation, and operation of the prototype will be mutually determined no later than February 1, 2001. One or more copies of the Basic Prototype will be installed at selected venues in time for Opening Day 2001. The cost for installing and operating additional copies beyond the first will be in addition to the cost of the effort described in this proposal. The additional cost will be provided, on request, depending on the number of additional systems required.

         Task 4. Specification and Proposal for Development of Release 1.0 - This task includes the determination of functional specifications and the preparation of a proposal for the development of the Release 1.0 System. The proposal will be delivered to MLB on or before May 1, 2001.

Schedule and Cost

The key milestones for this effort are as follows:

Late September 2000 - "Live Fire" accuracy test at Fenway Park
Mid October 2000 - Initial Prototype delivered to Arizona Fall League Mid October - Mid November 2000 - Testing and evaluation of IP

                                                                    ATTACHMENT A
                                                                    ------------


Mid February 2001 - Basic Prototype delivered to Spring Training
April 1 2001 - Basic Prototype delivered to selected Major League venue
May 1 2001 - Specification and Development Proposal for Release 1.0 delivered to MLB

The cost for this effort will be $500,000 US. This cost will include all development, support, and operating expenses for QuesTec.com and its affiliates for the proposed effort.

                                                                    ATTACHMENT B
                                                                    ------------

                                [DATA PRODUCTS]

The Data Products deliverables shall consists of a per-game package comprising a raw data file (or files) and including one or more derivative data products accessible via a simple interface (probably a web browser) that contain the following:

A.1 Raw Data

The following raw data will be recorded in a database file (Microsoft Access or equivalent) for pitches called by the umpire only:

Basic Game Data:  Date, Location, Weather, Team IDs

Entry Pitch Location - the point at which the pitch path crosses the plane of the strike zone at the forward edge of the plate (i.e., the edge toward the pitcher).

Terminal Pitch Location - the point at which the pitch path crosses the plane of the strike zone over the tip of home plate.

Normalized Pitch Location - The terminal pitch location normalized by the true strike zone for the individual batter.

Break of the Pitch - both up/down and left/right

Pitch Speed

Inning

Batter ID

Batter Strike Zone - the top and bottom of the strike zone for the batter for this pitch

Ball/Strike/Out Count

Pitcher ID

Plate Umpire ID

Time of Day of the Pitch

Umpire's Call

"Correct" Call - determined by applying rules TBD by BOC

In addition, video [fragments] of the centerfield camera view of each called pitch will be captured and indexed to the raw data, as well as a snapshot of the batter from the low 1st/3rd cameras. The format of this data is to be determined by mutual agreement between QuesTec and BOC.

The raw data and video clips will be available approximately 1 hour after the completion of the game. The data will then be conveyed to a site designated by BOC using any digital electronic or physical means mutually agreeable to QuesTec and BOC.

B.1 Derived Products

Pitch-by-Pitch Report - This report will be a tabular format listing of key elements from the raw data for each pitch including links to the video clips and batter snapshots.

Pitch Location Chart - This chart will be a 2D graph of pitch location where the plane of the graph will be the vertical plane of the rear of the strike zone. Each pitch will be shown using an appropriately sized symbol plotted on a 6-inch grid as left/right location versus height above the ground. The Entry and Terminal locations for all called pitches for this game will be shown, color coded by umpire call.

Call Accuracy Chart - This chart will be a 2D graph of umpire call accuracy over a normalized strike zone. The normalization will be in both location (to account for differences in batter height) and left/right (to correct for inside/outside tendencies) based on the handedness of the batter. Accuracy is defined as the ratio of correct calls to total calls in a cell 0.25 times the size of the normalized strike zone in both height and width, and centered so as to have the strike zone boundaries coincide with the cell boundaries.

Call Consistency Chart - This chart will be a 2D graph of umpire call consistency over a normalized strike zone. The normalization will be in both location (to account for differences in batter height) and left/right (to correct for inside/ outside tendencies) based on the handedness of the batter. Consistency is defined as the greater of the ratio of "ball" calls to total calls or the ratio of "strike" calls to total calls, both computed over a cell
0.25 times the size of the normalized strike zone in both height and width, and centered so as to have the strike boundaries coincide with the cell boundaries.

Performance Summary - This report will be a formatted text report listing summary information and statistics drawn from the raw and derived data. The contents of this report are to be defined by mutual agreement between QuesTec and BOC.

B.2 Performance Specification

The System shall be capable of automatically determining the terminal location of any tracked pitch with a Root Mean Square (RMS) error of no more than 0.5 inch under reasonable operating conditions. The terminal location shall be defined as the point where the pitch path crosses the plane determined as the back of the strike zone by the location of the tip of home plate.

                                                                    ATTACHMENT C
                                                                    ------------

{Logo] TITAN SYSTEMS CORPORATION
           ---------------------------------------------------------------------
                                                     ATLANTIC AEROSPACE DIVISION

                                                                February 2, 2001

Office of the Commissioner of Baseball
245 Park Avenue
New York, New York  10167
Attn: Mr. Ralph Nelson, Vice President, Umpiring

Dear Sirs:

Reference is made to the Letter Agreement ("Letter Agreement"), dated February 2, 2001, between the Office of the Commissioner of Baseball ("BOC") and QuesTec.com, Inc. Titan Systems Corporation Atlantic Aerospace Division ("Atlantic Aerospace") hereby acknowledges that it has reviewed the Letter Agreement in its entirety and agrees, in the case of an Event of Default (as defined in the Letter Agreement), it will license to BOC the right to use the programming and documentation that are owned by Atlantic Aerospace and are an integral part of, or used in connection with, the System (as defined in the Letter Agreement) to allow the continued use of the system for umpire training and evaluation, for a term equal to the remaining term of the Letter Agreement at the time of the Event of Default and for a fee, to be paid by BOC to Atlantic Aerospace on a monthly basis, equal to 10% of the Operations Fee specified in the Letter Agreement.

This letter shall be governed by and construed in accordance with the laws of the State of New York and may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you find the above to be in accordance with our understanding, will you kindly so indicate by signing and returning the enclosed copy of this letter, whereupon it will become a binding agreement between us.

Very truly yours,                         Agreed and Accepted:

Titan Systems Corporation                 Office of the Commissioner of Baseball
Atlantic Aerospace Division


By: /s/ Thomas V. Robertson               By: /s/ Ralph Nelson
    -------------------------                 -----------------------
Thomas V Robertson, Ph.D.                 Ralph Nelson
Vice President                            Vice President, Umpiring
General Manager, Boston Operations


470 Totten Pond Road, Waltham, MA 02452 * Tel. 781-890-4200 * Fax: 781-890-0224*
                                 www.titan.com